UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 4, 2026
Commission File Number: 1-35106

AMC Global Media Inc.
(Exact name of registrant as specified in its charter)

Nevada		27-5403694
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

11 Penn Plaza,
New York,	NY	10001
(Address of principal executive offices)		(Zip Code)

(212) 324-8500
(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	AMCX	The	NASDAQ	Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item    7.01    Regulation FD Disclosure.
During AMC Global Media Inc.’s (the “Company”) second quarter earnings call on July 30, 2026, the Company provided an updated outlook on certain full year-2026 financial metrics, including free cash flow. At that time, the Company indicated that it expected to generate approximately $220 million of free cash flow in 2026. As a result of the settlement described in Item 8.01 below, the Company now expects to generate approximately $150 million of free cash flow in 2026, which includes the cash settlement payment of $85 million, net of the related income tax benefit. Excluding the aforementioned one-time items, free cash flow guidance for 2026 would remain unchanged.
Because the Company expects to classify the $85 million payment described below as an adjustment in determining adjusted operating income, the Company’s adjusted operating income will not be impacted by the settlement. There is no change to the Company’s previously issued outlook for revenue and adjusted operating income.

Item    8.01    Other Events.
On September 4, 2026, the Company entered into a settlement agreement (the “Settlement Agreement”) with Robert Kirkman, Robert Kirkman, LLC, Glen Mazzara, 44 Strong Productions, Inc., David Alpert, Circle of Confusion Productions, LLC, New Circle of Confusion Productions, Inc., Charles Eglee, United Bongo Drum, Inc.; Gale Anne Hurd, and Valhalla Entertainment, Inc. f/k/a Valhalla Motion Pictures, Inc. (together, the "Plaintiffs") resolving claims for breach of contract. The complaint was initially filed in 2022 and the trial was scheduled to commence on October 27, 2026. See Note 14, “Commitments and Contingencies” to the condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 for a further description of this legal proceeding.
The Settlement Agreement provides for total consideration of $120 million (the “Settlement Payment”) to the Plaintiffs consisting of (i) a cash payment of $85 million by September 18, 2026 and (ii) $35 million to be paid no later than January 31, 2027, which $35 million payment will be treated as an advance against Modified Adjusted Gross Receipts participation amounts that will accrue to the Plaintiffs under contractual arrangements relating to The Walking Dead and Fear The Walking Dead. The Plaintiffs will continue to receive ordinary course Modified Adjusted Gross Receipts participation on a go-forward basis, offset by the advance. With regard to the Settlement Payment, the Company is taking a charge of approximately $85 million in the quarter ending September 30, 2026 in consideration for the dismissal of the actions with prejudice.
The Settlement Agreement also includes customary provisions included in such agreements, including providing for mutual releases, covenants not to sue, waivers, confidentiality, non-disparagement and indemnification for third party claims.

Item    9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Item
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMC Global Media Inc.

Date:	September 4, 2026	By:	/s/ Sal Romanello
Sal Romanello
Executive Vice President and General Counsel